MULLER DATA CORPORATION
___________________________________________________TSIS______________________
Thomson Securities Information Services




December 13, 1996




Glickenhaus & Co., Inc.
6 East 43rd Street
New York, New York  10017

Lebenthal & Co., Inc.
120 Broadway
New York, New York  10271


RE:      EMPIRE STATE MUNICIPAL EXEMPT TRUSTS
         Guaranteed Series 80, 81, 82 & 83:  Post - Effective Amendment No. 5


Gentlemen:

We have examined the post-effective Amendment to the Registration Statement, File No. 33-44559, for the referenced Trusts and acknowledge that Muller Data Corporation is currently acting as the evaluator for the Empire State Municipal Exempt Trusts Guaranteed Series 80, 81, 82 and 83. Subsequently, we hereby consent to the reference of Muller Data Corporation as Trust evaluator in the post-effective Amendment.

In addition, we confirm that the ratings of the bonds comprising the portfolios of the Trusts, as indicated in the Amendment to the Registration Statement, are the ratings currently indicated in our Muniview data base.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,


---------------
Mario S. Buscemi
Chief Operating Officer



           395 Hudson Street - New York, NY 10014-3622 - 212-807-3800

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Managed Funds Ratings

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                                                              Standard & Poor's
                                         A Division of The McGraw-Hill Companies




Glickenhaus & Company
6 East 43rd Street
New York, NY 10017

Re: ESMET Guaranteed Series 80, ESMET Guaranteed Series 81, ESMET Guaranteed Series 82, ESMET Guaranteed Series 83

         It is our understanding that you are filing with the Securities and Exchange Commission a Post Effective Amendment to the above captioned trust, SEC file number 33-44559.

         Since the portfolio is composed solely of securities covered by bond insurance policies that insure against default in the payment of principal and interest on the securities for so long as they remain outstanding and such policies have been issued by one or more insurance companies which have been assigned `AAA' claims paying ability ratings by Standard & Poor's, we reaffirm the assignment of a `AAA' rating to the units of the trust and a `AAA' rating to the securities contained in the trust.

         Standard & Poor's will maintain surveillance on the `AAA' rating until February 6, 1998. On this date, the rating will be automatically withdrawn by Standard & Poor's unless a post effective letter is requested by the trust.

         You have permission to use the name of Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and the above-assigned ratings in connection with your dissemination of information relating to these units, provided that it is understood that the ratings are not "market" ratings nor recommendations to buy, hold, or sell the units of the trust or the securities in the trust. Further, it should be understood that the rating on the units does not take into account the extent to which fund expenses or portfolio asset sales for less than the fund's purchase price will reduce payment to the unit holders of the interest and principal required to be paid on the portfolio assets. Standard & Poor's reserves the right to advise its own clients, subscribers, and the public of the ratings. Standard & Poor's relies on the sponsor and its counsel, accountants, and other experts for the accuracy and completeness of the information submitted in connection with the ratings. Standard & Poor's does not independently verify the truth or accuracy of any such information.

         This letter evidences our consent to the use of the name of Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. in connection with the rating assigned to the units in the amendment referred to above. However, this letter should not be construed as a consent by us, within the meaning of Section 7 of the Securities Act of 1933, to the use of the name of Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. in connection with the ratings assigned to the securities contained in the trust. You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

         Please be certain to send a copy of your final prospectus as soon as it becomes available. Should we not receive it within a reasonable time after the closing or should it not conform to the representations made to us, we reserve the right to withdraw the rating.

         We are pleased to have had the opportunity to be of service to you. If we can be of further help, please do not hesitate to call upon us.

                                                 Sincerely,


                                                 Sanford B. Bragg
                                                 Managing Director